DESCRIPTION OF SECURITIES
This exhibit contains a description of the rights of the holders of Common Shares. The following summary is subject to and qualified in its entirety by Westport Fuel Systems Inc. ("Westport") articles of incorporation (the "Articles of Incorporation"), by-laws (the "By-Laws") and by applicable Alberta and Canadian law, particularly the Business Corporations Act (Alberta) (the "ABCA"). This is not a summary of all the significant provisions of the Articles of Incorporation, By-Laws or of Alberta or Canadian law and does not purport to be complete. Capitalized terms used but not defined herein have the meanings given to them in Westport's annual report on Form 20-F to which this description of securities registered under section 12 of the Exchange Act (the "Description of Securities") is an exhibit.
Item 9. General
Item 9.A.3 Pre-emptive rights
The Articles of Incorporation permit the issuance of an unlimited number of Common Shares, and shareholders have no pre-emptive rights in connection with such further issuance.
Item 9.A.5 Type and class of securities
Westport is authorized to issue an unlimited number of Common Shares, no par value. All Common Shares are issued in registered form and there are not restrictions on the free transferability of such Common Shares, except for any transfer restrictions imposed by applicable securities laws.
Westport is authorized to issue an unlimited number of preferred shares, issuable in one or more series, such series to consist of such number of shares as may be determined by the Board, none of which are issued and outstanding as of the date hereof.
Item 9.A.6 Limitations or qualifications
Not applicable.
Item 9.A.7 Other rights
Not applicable.
Item 10.B Memorandum and articles of association
Item 10.B.3 Shareholder rights
Dividends
Subject the rights of holders of any shares entitled to any priority, preference or special privileges, and subject to the provisions of the ABCA, the board of directors of Westport (the "Board") has complete uncontrolled discretion to pay dividends on any class or class of shares or any series within a class of shares issued and outstanding in any particular year to the exclusion of any other class or classes of shares or any series within a class of shares out of any or all profits or surplus available for dividends.
Westport is authorized to issue an unlimited number of preferred shares, issuable in one or more series, such series to consist of such number of shares as may be determined by the Board, none of which are issued and outstanding as of the date hereof. With respect to the payment of dividends, Westport's preferred shares, if issued, would be entitled to preference over the Common Shares.
Voting Rights
The holders of Common Shares are entitled to attend and vote at all meetings of the shareholders of Westport.
Rights Upon Dissolution
On the winding-up, liquidation or dissolution of Westport or upon the happening of any other event giving rise to a distribution of Westport's assets other than by way of dividend for the purpose of winding-up its affairs, subject to any rights, privileges, restrictions and conditions which may have been determined by the Board to attach to any preferred shares, the holders of Common Shares shall be entitled to participate pari passu.
Redemption Provisions
Not applicable.
Sinking fund provisions
Not applicable.
Capital Calls
Not applicable.
Discrimination provisions
Not applicable.
Item 10.B.4 Changes to shareholder rights
Action Necessary to Change the Rights of Shareholders
Westport's shareholders can authorize the alteration or amendment of the Articles of Incorporation to create or vary the rights, privileges, restrictions and conditions attached to any of Westport's shares by passing a special resolution. However, the rights, privileges, restrictions and conditions attached to any class or series of shares may not be amended unless the shareholders holding shares of that class or series to which the right or special right is attached consent by a separate special resolution (subject to certain exceptions for separate class votes). A special resolution means a resolution passed by a majority of not less than two thirds of the votes cast by the applicable class or series of shareholders who vote in person or by proxy at a meeting.
Amendments to the By-Laws
Westport's Board may make, amend or repeal any By-Law that regulates the business or affairs of Westport. If the directors make, amend or repeal a by-law, they are required under the ABCA to submit such action to the shareholders at the next meeting of shareholders and the shareholders may confirm, reject or amend the action by an ordinary resolution. If the action is rejected by the shareholders or if the directors do not submit the action to shareholders at the next shareholder meeting, the action will cease to be effective and no subsequent resolution of the directors to make, amend or repeal a by-law that has substantially the same purpose or effect will be effective until it is confirmed or confirmed as amended by the shareholders.
Item 10.B.6 Limitations
There are no restrictions on the rights of non-resident or foreign shareholders to hold or exercise voting rights with respect to Westport's Common Shares.
Item 10.B.7 Change in control
The Articles of Incorporation and the By-Laws do not contain any change of control limitations with respect to a merger, acquisition or corporate restructuring that involves Westport.
Item 10.B.8 Disclosure of shareholdings
Although applicable securities laws regarding shareholder ownership by certain persons require disclosure, neither the Articles of Incorporation nor the By-Laws provide for any ownership threshold above which shareholder ownership must be disclosed.
Item 10.B.9 Differences in the law
Voting Rights
Alberta. Each shareholder of the Company is entitled to one vote per share. Under the ABCA, the vote of a majority of shares voted on any matter (including the election of directors) at a meeting of shareholders at which a quorum is present is the act of such shareholders on the matter, unless the vote of a greater number is required by law or by the articles of the corporation.
Shareholders as of the record date for the meeting are entitled to vote at the meeting, and the directors may fix in advance a date as the record date for that determination of shareholders, but that record date shall not, subject to Canadian securities laws, precede by more than 50 days or by less than 21 days the date on which the meeting is to be held. If no record date is fixed, the record date for the determination of shareholders entitled to receive notice of a meeting shall be at the close of business on the last business day preceding the day on which the notice is sent, or, if no notice is sent, the day on which the meeting is held.
Delaware. Under the Delaware General Corporation Law (the "DGCL"), each stockholder is entitled to one vote per share of stock, unless the certificate of incorporation provides otherwise. In addition, the certificate of incorporation may provide for cumulative voting at all elections of directors of the corporation, or at elections held under specified circumstances. Either the certificate of incorporation or the bylaws may specify the number of shares and/or the amount of other securities that must be represented at a meeting in order to constitute a quorum, but in no event can a quorum consist of less than one-third of the shares entitled to vote at a meeting.
Stockholders as of the record date for the meeting are entitled to vote at the meeting, and the board of directors may fix a record date that is no more than 60 nor less than 10 days before the date of the meeting, and if no record date is set then the record date is the close of business on the day next preceding the day on which notice is given, or if notice is waived then the record date is the close of business on the day next preceding the day on which the meeting is held. The determination of the stockholders of record entitled to notice or to vote at a meeting of stockholders shall apply to any adjournment of the meeting, but the board of directors may fix a new record date for the adjourned meeting.
Shareholder Proposals
Alberta. Under the ABCA, a registered holder or beneficial owner of shares may submit to the corporation notice of any matter related to the business or affairs of the corporation that the registered holder or beneficial owner of shares proposes to raise at the meeting, and discuss at the meeting any matter in respect of which the registered holder or beneficial owner of the shares would have been entitled to submit a proposal. To be eligible to make a proposal a person must: (a) be a registered holder or beneficial owner of at least one percent (1%) of all issued voting shares of the corporation for at least six months or with a fair market value of a least $2,000 for at least six months; (b) have the support of other registered holders or beneficial owners of shares of at least five percent (5%) of the issued voting shares of the corporation; (c) provide to the corporation his or her name and address and the names and addresses of those registered holders or beneficial owners of shares who support the proposal; and (d) continue to hold or own the prescribed number of shares up to and including the day of the meeting at which the proposal is to be made.
Delaware. Delaware law does not specifically grant stockholders the right to bring business before an annual or special meeting of stockholders. However, if a Delaware corporation is subject to the SEC's proxy rules, a stockholder who owns at least $2,000 in market value for at least three years, $15,000 in market value for at least two years, or $25,000 in market value for at least one year may propose a matter for a vote at an annual or special meeting in accordance with those rules.
Action by Written Consent
Alberta. Under Alberta law, a written resolution signed by all the shareholders of the corporation who would have been entitled to vote on the resolution at a meeting is effective to approve the resolution.
Delaware. Under Delaware law, a written consent signed by stockholders having not less than the minimum number of votes that would be required to authorize or take such action is effective to approve such action.
Appraisal Rights
Alberta. The ABCA provides that shareholders of a corporation are entitled to exercise dissent rights and to be paid the fair value of their shares in connection with specified matters, including:
•any amalgamation with another corporation (other than with certain affiliated corporations);
•an amendment to the corporation's articles to add, change or remove any provisions restricting or constraining the issue or transfer of shares of the class in respect of which a shareholder is dissenting;
•an amendment to the corporation's articles to add or remove an express statement establishing the unlimited liability of shareholders;

•an amendment to the corporation's articles to add, change or remove any restriction upon the business or businesses that the corporation may carry on;
•a continuance under the laws of another jurisdiction;
•a sale, lease or exchange of all, or substantially all, of the property of the corporation other than in the ordinary course of business; and
•certain amendments to the articles of a corporation which require a separate class or series vote by a holder of shares of any class or series.
Delaware. The DGCL provides for stockholder appraisal rights, or the right to demand payment in cash of the judicially determined fair value of the stockholder's shares, in connection with certain mergers and consolidations.
Compulsory Acquisition
Alberta. The ABCA provides that if, within 120 days after the making of an offer to acquire shares, or any class of shares, of a corporation, the offer is accepted by the holders of not less than 90% of the shares (other than the shares held by the offeror or an affiliate of the offeror) of any class of shares to which the offer relates, the offeror is entitled, upon giving proper notice within 180 days after the date of the offer, to acquire (on the same terms on which the offeror acquired shares from those holders of shares who accepted the offer) the shares held by those holders of shares of that class who did not accept the offer. Offerees may apply to the court, within 20 days of the offeror paying the money or transferring the consideration for the shares, and the court may set a different price or terms of payment and may make any consequential orders or directions as it considers appropriate.
Delaware. Under the DGCL, mergers in which one corporation owns 90% or more of each class of stock of a second corporation may be completed without the vote of the second corporation's board of directors or shareholders.
Shareholder Suits
Alberta. Under Alberta law, a "complainant" may bring a derivative action in the name of and on behalf of a corporation or any of its affiliates, or intervene in an existing action to which the corporation is a party, if the complainant has given reasonable notice to the directors of the corporation and the complainant satisfies the court that:
•the directors of the corporation will not bring, diligently prosecute or defend or discontinue the action;
•the complainant is acting in good faith; and
•it appears to be in the interest of the corporation that the action be brought, prosecuted, defended or discontinued.
In connection with any derivative action initiated by the complainant, the court may at any time make any order it thinks fit.

Delaware. Under the DGCL, a stockholder may bring a derivative action on behalf of the corporation to enforce the rights of the corporation. An individual also may commence a class action suit on behalf of himself and other similarly situated stockholders where the requirements for maintaining a class action under Delaware law have been met. A person may institute and maintain such a suit only if that person was a stockholder at the time of the transaction which is the subject of the suit. In addition, under Delaware case law, the plaintiff normally must be a stockholder at the time of the transaction that is the subject of the suit and throughout the duration of the derivative suit. Delaware law also requires that the derivative plaintiff make a demand on the directors of the corporation to assert the corporate claim before the suit may be prosecuted by the derivative plaintiff in court, unless such a demand would be futile.
Oppression Remedy
Alberta. Alberta law provides an oppression remedy that allows a "complainant" who is:
•a present or former registered or beneficial securityholder of the corporation or its affiliates;
•a present or former director or officer of the corporation or its affiliates; and
•any other person who in in the discretion of the court is a proper person to make the application;
to apply to the court for relief where:
•any act or omission of the corporation or any of its affiliates effects a result;
•the business or affairs of the corporation or any of its affiliates are or have been carried on or conducted in a manner; or
•the powers of the directors of the corporation or any of its affiliates are or have been exercised in a manner, that is oppressive or unfairly prejudicial to or that unfairly disregards the interest of a shareholder, creditor, director or officer. Alberta law permits a court to make any interim or final order it thinks fit to rectify the matters complained of in the application for relief.
Delaware. There is no remedy under the DGCL for oppression. However, minority stockholders may bring oppression-like claims based on other legal principles.
Repurchase of Shares
Alberta. Under the ABCA, a corporation may purchase or otherwise acquire shares issued by it if there are no reasonable grounds for believing that:
•the corporation is, or would after the payment be, unable to pay its liabilities as they become due; or
•the realizable value of the corporation's assets would after the payment be less than the aggregate of its liabilities and stated capital of all classes.

Delaware. Under the DGCL, a corporation may purchase or redeem its own shares unless the capital of the corporation is impaired or the purchase or redemption would cause an impairment of the capital of the corporation. A Delaware corporation may, however, purchase or redeem out of capital any of its preferred shares or, if no preferred shares are outstanding, any of its own shares if such shares will be retired upon acquisition and the capital of the corporation will be reduced in accordance with specified limitations.
Anti-Takeover Provisions
Alberta. Alberta law does not provide anti-takeover provisions.
Delaware. In addition to other aspects of Delaware law governing fiduciary duties of directors during a potential takeover, the DGCL also contains a business combination statute that protects Delaware companies from hostile takeovers and from actions following the takeover by prohibiting some transactions once an acquirer has gained a significant holding in the corporation.
Section 203 of the DGCL prohibits "business combinations," including mergers, sales and leases of assets, issuances of securities and similar transactions by a corporation or a subsidiary with an interested stockholder that beneficially owns 15% or more of a corporation's voting stock, within three years after the person becomes an interested stockholder, unless:
•the transaction that will cause the person to become an interested stockholder is approved by the board of directors of the target prior to the transaction;
•after the completion of the transaction in which the person becomes an interested stockholder, the interested stockholder holds at least 85% of the voting stock of the corporation not including shares owned by persons who are directors and officers of interested stockholders and shares owned by specified employee benefit plans; or
•after the person becomes an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66.67% of the outstanding voting stock, excluding shares held by the interested stockholder.
A Delaware corporation may elect not to be governed by Section 203 by a provision contained in the original certificate of incorporation of the corporation or an amendment to the original certificate of incorporation or to the bylaws of the corporation, which amendment must be approved by a majority of the shares entitled to vote and may not be further amended by the board of directors of the corporation. Such an amendment is not effective until 12 months following its adoption.
Inspection of Books and Records
Alberta. Under the ABCA, any shareholder of a corporation, their agents and legal representatives may examine certain of the records of the corporation during the usual business hours of the corporation free of charge.
Delaware. Under the DGCL, any stockholder may inspect certain of the corporation's books and records, for any proper purpose, during the corporation's usual hours of business.
Pre-Emptive Rights

Alberta. Under the ABCA, shareholders have no pre-emptive rights to subscribe for additional issuances of shares unless such rights are expressly provided in the articles of the corporation or its unanimous shareholders agreement. Notwithstanding that the articles or unanimous shareholders agreement may provide a pre-emptive right, shareholders have no pre-emptive right in respect of shares to be issued:
•for a consideration other than money;
•as a share dividend; or
•pursuant to the exercise of conversion privileges, options or rights previously granted by the corporation.
Delaware. Under the DGCL, stockholders have no pre-emptive rights to subscribe for additional issues of stock or to any security convertible into such stock unless, and to the extent that, such rights are expressly provided for in the certificate of incorporation.
Dividends
Alberta. Under the ABCA, a corporation may pay dividends on its shares unless there are reasonable grounds for believing that after such payment either:
•the Corporation is, or would after the payment be, unable to pay its liabilities as they become due; or
•the realizable value of the corporation's assets would thereby be less than the aggregate of its liabilities and stated capital of all classes of shares.
Delaware. Under the DGCL, a Delaware corporation may pay dividends out of its surplus (the excess of net assets over capital), or in case there is no surplus, out of its net profits for the fiscal year in which the dividend is declared and/or the preceding fiscal year (provided that the amount of the capital of the corporation is not less than the aggregate amount of the capital represented by the issued and outstanding stock of all classes having a preference upon the distribution of assets). In determining the amount of surplus of a Delaware corporation, the assets of the corporation, including stock of subsidiaries owned by the corporation, must be valued at their fair market value as determined by the board of directors, without regard to their historical book value. Dividends may be paid in the form of shares, property or cash.
Shareholder Vote on Certain Transactions
Alberta. Under the ABCA, certain extraordinary corporate actions, such as amalgamations (other than with certain affiliated corporations), continuances and sales, leases or exchanges of all, or substantially all, of the property of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions and (if ordered by a court) arrangements, are required to be approved by "special resolution".
•A "special resolution" is a resolution passed by not less than two-thirds of the votes cast by the shareholders who voted in respect of the resolution or signed by all shareholders entitled to vote on the resolution. A quorum with respect to a special resolution is a majority of the outstanding common shares unless otherwise specified in the corporation's by-laws.

•In specified cases, a special resolution to approve an extraordinary corporate action is also required to be approved separately by the holders of a class or series of shares, including in certain cases a class or series of shares not otherwise carrying voting rights.
•In specified extraordinary corporate actions, all shares have a vote, whether or not they generally vote and, in certain cases, have separate class votes.
Arrangements are permitted under the ABCA. In general, a plan of arrangement is approved by a corporation's board of directors and then is submitted to a court for approval. It is customary for a company in such circumstances to apply to a court initially for an interim order governing various procedural matters prior to calling any security holder meeting to consider the proposed arrangement. Plans of arrangement involving shareholders must be approved by a majority of at least two-thirds of the votes cast by the shareholders voting on the resolution. The court may, in respect of an arrangement proposed with persons other than shareholders and creditors, require that those persons approve the arrangement in the manner and to the extent required by the court. The court determines, among other things, to whom notice shall be given and whether, and in what manner, approval of any person is to be obtained and also determines whether any shareholders may dissent from the proposed arrangement and receive payment of the fair value of their shares. Following compliance with the procedural steps contemplated in any such interim order (including as to obtaining security holder approval), the court would conduct a final hearing, which would, among other things, assess the fairness of the arrangement and approve or reject the proposed arrangement
Delaware. Under the DGCL, the vote of a majority of the outstanding shares of capital stock entitled to vote thereon generally is necessary to approve a merger or consolidation or the sale of all or substantially all of the assets of a corporation. The DGCL permits a corporation to include in its certificate of incorporation a provision requiring for any corporate action the vote of a larger portion of the stock or of any class or series of stock than would otherwise be required. However, under the DGCL, no vote of the stockholders of a surviving corporation to a merger is needed, unless required by the certificate of incorporation, if (1) the agreement of merger does not amend in any respect the certificate of incorporation of the surviving corporation, (2) the shares of stock of the surviving corporation are not changed in the merger and (3) the number of shares of common stock of the surviving corporation into which any other shares, securities or obligations to be issued in the merger may be converted does not exceed 20% of the surviving corporation's common stock outstanding immediately prior to the effective date of the merger. In addition, stockholders may not be entitled to vote in certain mergers with other corporations that own 90% or more of the outstanding shares of each class of stock of such corporation, but the stockholders will be entitled to appraisal rights.
Item 10.B.10 Changes in capital
The Articles of Incorporation and By-Laws do not impose requirements governing changes in capital.
Item 12.A Debt Securities
Not applicable.
Item 12.B Warrants and Rights
Not applicable.

Item 12.C Other Securities
Not applicable.
Item 12.D American Depositary Shares
Not applicable.